Exhibit (j)

Consent of Deloitte & Touche LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Post-Effective Amendment No. 3 to Registration Statement No. 333-127721 of the Utopia Funds (comprising Utopia Growth Fund, Utopia Core Fund, Utopia Core Conservative Fund and the Utopia Yield Income Fund) on Form N-1A of our report dated November 25, 2008, appearing in the Annual Report for the year ended September 30, 2008, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm”  in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are a part of such Registration Statement.

Deloitte & Touche LLP

Chicago,  Illinois

January 23, 2009